EXHIBIT 11

                                                                  Reed Smith LLP
                                                                  Liberty Tower
                                                                      12th Floor
                                                            1001 Liberty Avenue
                                                       Pittsburgh, PA 15222-3779
                                                                    412.288.3131
                                                                Fax 412.288.3063

May 30, 2007

The Directors of
Federated Municipal Securities Fund, Inc.
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

       Federated Municipal Securities Fund, Inc. (the "Fund"), a Maryland corporation, proposes to acquire the assets of Federated Vermont Municipal Income Fund, a portfolio of Federated Municipal Securities Income Trust, in exchange for Class A Shares of the Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated May 31, 2007 ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the written Articles of Incorporation dated April 30, 1993 ("Articles") and the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that:

        1. The Fund is duly organized and validly existing pursuant to the Articles.

        2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Articles upon receipt of consideration sufficient to comply with the provisions of the Articles and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                  Very truly yours,

                                  /s/Reed Smith LLP
                                  Reed Smith LLP